Exhibit 10.48

December 16, 2011

Mr. Paul McGuire

Re: Severance and Release Agreement

Dear Paul:

This Severance and Release Agreement (the “Agreement”) between you and Corsair Components, Inc., (the “Company”) sets forth the terms of the payments, releases, and obligations upon the separation of your employment with the Company.

1.	Separation: Your employment with the Company terminated on August 31, 2011 (the “Separation Date”). You acknowledge that, on or before the Separation Date, the Company paid you all wages owed (including, without limitation: salary, commission, and earned but unused vacation) and reimbursed you for all expenses incurred in the performance of your job duties.

2.	In consideration of the promises and releases you have provided herein, the Company agrees as follows:

a.

“Salary Continuation Payments:” The Company shall continue to pay you an amount equal to your pro rata salary ($10,387.50 per semi-monthly period) through February 28, 2012 (the “Termination Date”), unless terminated earlier pursuant to Section 2(c) below. The amounts set forth in this paragraph shall be paid in accordance with the Company’s standard payroll procedures; semi-monthly on the 15th and last day of each month (or the previous working day if either of those dates falls on a weekend or holiday). The first payment to be made after the Effective Date of this Agreement shall include the amounts, if any, that would have been payable to you during the period between the Separation Date and the effective date of this agreement had this agreement then been in effect.

b.	“Benefit Continuation:” Provided that you have elected health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company shall also pay you an amount equal to the monthly amount of your COBRA coverage premium. The Benefit Continuation payments shall be made once a month until the Termination Date, unless terminated earlier pursuant to Section 2(c) below.

c.

Notwithstanding the foregoing, your entitlement to Salary Continuation Payments and Benefit Continuation shall terminate, and no further payments shall be made, as of the date you obtain employment or a consulting relationship with a third party. Furthermore, the Salary Continuation Payments and Benefit Continuation shall also terminate, and no further payments shall be made, if you breach any of your obligations under this Agreement, including, without limitation, your obligations of confidentiality and non-solicitation. Under no circumstances will you be paid any Salary Continuation Payments or Benefit Continuation after the Termination Date. If you revoke this Agreement pursuant to Section 13 of this Agreement, you shall not be entitled to any Salary Continuation Payments or Benefit Continuation.

d.	One-time payment: At the time of the Company’s first salary payment date in January 2012, the Company will pay to you the amount of $25,000.

3.	Stock Options: In partial consideration for your agreement with the terms of this Agreement, and provided that you do not revoke this Agreement pursuant to Section 13 of this Agreement, the Company will extend the exercise period for your vested options through August 31, 2012.

4.	All payments set forth in Section 2 above are subject to standard payroll deductions and withholdings. You will receive a Form W-2 from the Company for all payments made by the Company pursuant to this Agreement for calendar years 2011 and 2012.

5.	Repurchase of Shares: You are eligible to participate in the company’s share repurchase program pursuant to the terms of such program as set forth in the offering circular sent to eligible shareholders in November 2011. The Company acknowledges receipt of your election form to participate in such program in which you have elected (i) to sell all of your eligible shares and (ii) if there is an opportunity to sell additional shares to the Company pursuant to the terms of the offering circular, you have elected to sell all such additional eligible shares. In addition, the Company agrees to repurchase from you at a repurchase price of $1.575 per share, on December 16, 2011, the difference between 960,000 shares of the Company’s Common Stock and such number of shares of your Common Stock as shall have been repurchased by the Company prior to such date as part of the repurchase offer made by the Company to eligible stockholders in November 2011.

6.	Participation in Initial Public Offering: The Company will offer such opportunity to you to participate in the Company Initial Public Offering (the “IPO”) as a selling stockholder, to the extent the Company allows any of its stockholders to participate in the offering, subject to you entering into a customary power of attorney, custody agreement and underwriting agreement (and such other documents, if any, as shall be required of other selling stockholders in such offering). You must also sign any agreement requested by the Company’s underwriters to lock up outstanding stock and stock options (other than stock offered in the IPO under the above provisions), in a form that is entered into by officers of the Company for the IPO and any subsequent offerings, with respect to shares as to which the underwriters have offered to permit you to sell in the IPO but as to which you have declined. Your rights with respect to inclusion of your securities in the IPO shall expire upon the earlier of the closing of the IPO and two (2) years after the Termination Date.

7.	Other Compensation or Benefits: You acknowledge that, except as expressly provided in this Agreement, you will not receive any compensation, equity interest, benefits or reimbursements of any kind from the Company.

8.	Return of Company Property: You represent that on or before the Separation Date you returned to the Company all Company documents and records (electronic and hardcopy and all copies thereof), and any other Company property in your possession, including, but not limited to, files, notes, financial information, tangible property (including, without limitation, computers, product samples, phones), credit or debit cards, entry cards, identification badges, business cards and keys and any other materials, of any kind, that contain or embody, any proprietary or confidential information of the Company.

9.	Proprietary Information Obligations: You acknowledge that your obligations of non-disclosure of Company proprietary and confidential information set forth in the Employee Proprietary Information Agreement dated May 15, 2006 survive this Agreement and extend beyond the Termination Date.

10.	Confidentiality: The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that (a) you may disclose this Agreement to your immediate family; (b) you and the Company may disclose this Agreement in confidence to our respective attorneys, accountants, auditors, tax and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required reporting and disclosure requirements; or (d) you and the Company may disclose this Agreement to the extent such disclosure may be necessary to enforce its terms or as otherwise required by law. You specifically agree not to disclose the terms of this Agreement to any former or current employee of the Company.

11.	Non-Solicitation: You agree for a period of six (6) months following the Separation Date that you will not, without the prior written consent of the Company, directly or indirectly, solicit any employee or contractor of the Company to terminate employment with, or cease providing services to, the Company.

12.

Release of Claims: In consideration of the benefits to be provided hereunder, you hereby generally and completely release the Company, and its current and former directors, officers, employees, stockholders, agents, attorneys, successors, subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to all events, acts, conduct, or omissions occurring prior to the date of this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the cessation of your employment with the Company; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursement, fringe benefits, stock, stock options, or any other ownership interest in the

Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state and local statutory claims, including, without limitation, claims for discrimination, harassment, retaliation, attorney’s fees, or other claims arising under the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended), as well as the Employee Income Retirement Security Act of 1974, California Labor Code, and the California Wage Orders.

13.	ADEA Waiver: You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA Waiver”). You also acknowledge that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you are hereby advised to consult with an attorney prior to signing this Agreement; (c) nothing in this Agreement is intended to or shall interfere with your right to challenge the Company’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act or file a charge with the Equal Employment Opportunity Commission; and (d) you have twenty-one (21) days to consider this Agreement (although you may elect to voluntarily sign this Agreement sooner). You may revoke this Agreement at any time up to seven (7) calendar days following your signing of the Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired which is at 12:00:01 a.m. on the eighth day following your signing of this Agreement (“Effective Date”). If you decide to revoke this Agreement, such revocation must be in writing to Fred Gonzalez, General Counsel, Corsair Components, Inc. (fredg@corsair.com), and received no later than the Effective Date. If you revoke this Agreement, you shall not be entitled to receive any aspect of the Salary Continuation Payments or the Benefit Continuation.

14.	Section 1542 Waiver: In giving the releases set forth in this Agreement, which includes releases for claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims.

15.	Attorney’s Fees: You and the Company will each be solely responsible for the payment of the attorney’s fees of your respective legal counsel; provided, however, that, upon submission of a statement of your legal charges to the Company, the Company will pay the reasonable legal expenses of your counsel in this matter up to, but not to exceed, $15,000.

16.	General: This Agreement constitutes the complete, final, and exclusive agreement between you and the Company with regard to this subject matter. The Agreement is entered into without reliance on any promise or representation, either oral or written, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or otherwise amended except in a writing signed by both you and the Chief Executive Officer or the Chief Financial Officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of you and the Company, and inure to the benefit of both you and the Company, their heirs, successors or assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provisions in question will be modified so as to be rendered enforceable. This Agreement has been entered into in the State of California and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed solely within the State of California.

If this Agreement is acceptable to you, please sign below, keep one fully executed original for your records, and return one fully executed original to me.

Sincerely,

CORSAIR COMPONENTS, INC.

By: /s/ Nicholas Hawkins

Name: Nicholas Hawkins

Title: CFO

AGREED:

/s/ Paul McGuire
Paul McGuire

Address: [address]

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